EXHIBIT 99.1
INTEGRITY BANCSHARES, INC. REPORTS SECOND QUARTER EARNINGS
Alpharetta, GA — Integrity Bancshares, Inc. (OTCPK: ITYC) today announced earnings results for the quarter ended June 30, 2005.
Net income for the 2nd quarter was $1,475,300, or $0.20 per diluted share. Year-to-date net income through the 2nd quarter was $2,809,000, or $0.39 per diluted share. This is an increase of 71% and 60% over last year’s quarterly and year-to-date net income of $864,100 and $1,750,800, respectively. Diluted earnings per share increased 18% and 8% over last year’s quarterly and year-to-date diluted earnings per share of $0.17 and $0.36, respectively (Last year’s earnings per share amounts have been adjusted for the January, 2005 three-for-two stock split).
Total assets as of June 30, 2005 were $599,492,700, an increase of 71% over the amount as of the same period last year of $350,593,000. Year-to-date return on average assets and average equity was 1.06% and 11.71%, respectively, compared to 1.15% and 14.16% for the same period last year.
The earnings growth is primarily due to an increase in earning assets. The decrease in return on average assets is primarily due to the significant increase in assets as compared to the same period last year. The decrease in return on average equity is primarily due to an increase in shareholders’ equity from a $15 million private placement stock offering during the second quarter of 2005 (discussed below). The company continues to maintain a well-capitalized position for regulatory purposes.
A private placement stock offering began in May, 2005 and was completed in June, 2005. A total of 652,174 shares of stock were sold to accredited investors at $23.00 per share. Total proceeds from the offering were $15,000,002. The proceeds will be used to maintain a well-capitalized status and fund future growth.
Integrity Bancshares, Inc. is the holding company for Integrity Bank, located in Alpharetta, Georgia. The bank began operations on November 1, 2000 in its Main Office located at 11140 State Bridge Road. A second branch was opened at 900 Woodstock Road in Roswell, Georgia in July, 2003. A third branch opened at 1650 Cumberland Parkway in Smyrna, Georgia in June, 2004. A loan production office opened at 1165 Lawrenceville-Suwanee Road in Lawrenceville (Gwinnett County), Georgia in November, 2004.
Morgan Keegan & Company, Inc. serves as a market maker of the common stock of the Company. Mr. Leonard H. Seawell, Managing Director of Morgan Keegan, is the principal contact (404-240-6751).
The primary investor contact at Integrity Bancshares, Inc. is Mr. Jeff L. Sanders, Senior Vice-President & C.F.O.
Contact:
Integrity Bancshares, Inc.
Mr. Jeff L. Sanders
Senior Vice-President & C.F.O
(770) 777-0324
jsanders@myintegritybank.com